Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF

VERSA BANCORP

[•], 2026

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

* * * * *

Versa Bancorp, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

1.            Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 350,000,000, and the par value of each such share is $0.0001, amount in the aggregate to $35,000.00.

2.            The foregoing amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first set forth above.

By:
Name:
Title:

[Signature Page to Certificate of Amendment of Certificate of Incorporation of Versa Bancorp]